Exhibit 10(a)

SECOND AMENDMENT

BROWN-FORMAN CORPORATION

AMENDED AND RESTATED

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

The Brown-Forman Corporation Amended and Restated Supplemental Executive Retirement Plan was adopted by Brown-Forman Corporation effective January 1, 2009.

The Plan provides in Section 6.08 that the Plan may be amended by the Employer.

It is advisable to correctively amend the Plan in certain respects.

IT IS THEREFORE AGREED:

1.           Article I, Definitions, is amended by adding Section 1.11 as follows effective January 1, 2011, for purposes of clarification and to set forth in the document current  administrative procedure:

1.11           Separation from Service.                                           Separation from Service means the date the Employer and the Participant reasonably anticipate that the Participant will perform no further services (or that the level of services will decline to the extent provided below) with respect to all entities comprising the Related Employer, provided, however, that solely for purposes of this definition, in determining the Related Employers, “at least 50 percent” shall be substituted for each reference to “at least 80%” that is contained in Code Section 1563(a)(1), (2) and (3) and in Reg. Sec. 1.414(c)-(2).  A Separation from Service does not occur if the Participant is on military leave, sick leave or other bona fide leave of absence if the period of leave does not exceed six months or such longer period during which the Participant’s right to re-employment is provided by statute or contract.  If the period of leave exceeds six months and the Participant’s right to re-employment is not provided either by statute or contract, a Separation from Service will be deemed to have occurred on the first day following the six-month period.  If the level of bona fide services the Participant would perform after such date (whether as an employee or an independent contractor) would permanently decrease to no more than 20 percent of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding 36-month period (or the full period of services to the Related Employer if the employee has been providing services to the Related Employer for less than 36 months), a Separation from Service shall be deemed to have occurred.

An independent contractor is considered to have experienced a Separation from Service with the Related Employer upon the expiration of the contract (or, in the case of more than one contract, all contracts) under which services are performed for the Related Employer if the expiration constitutes a good-faith and complete termination of the contractual relationship.

If a Participant provides services as both an employee and an independent contractor of the Related Employer, the Participant must separate from service both as an employee and as an independent contractor to be treated as having incurred a Separation from Service.  If a Participant ceases providing services as an independent contractor and begins providing services as an employee, or ceases providing services as an employee and begins providing services as an independent contractor, the Participant will not be considered to have experienced a Separation from Service until the Participant has ceased providing services in both capacities.

If a Participant provides services both as an employee and as a member of the board of directors of a corporate Related Employer (or an analogous position with respect to noncorporate Related Employer), the services provided as a director are not taken into account in determining whether the Participant has incurred a Separation from Service as an employee for purposes of a nonqualified deferred compensation plan in which the Participant participates as an employee that is not aggregated under Code Section 409A with any plan in which the Participant participates as a director.

If a Participant provides services both as an employee and as a member of the board of directors of a corporate Related Employer (or an analogous position with respect to a noncorporate Related Employer), the services provided as an employee are not taken into account in determining whether the Participant has experienced a Separation from Service as a director for purposes of a nonqualified deferred compensation plan in which the Participant participates as a director that is not aggregated under Code Section 409A with any plan in which the Participant participates as an employee.

If a Participant works in a division or subsidiary, and substantial assets related to Participant’s service are sold by a Related Employer in a transaction that would otherwise result in a Separation from Service, the affected Related Employer has reserved the discretion to agree in a bona fide, arms’ length transaction with a buyer of such assets for whom the Participant(s) will provide service after the closing, that such transaction does not constitute a Separation from Service with respect to any such Participants, all in accordance with Reg. Sec. 1.409A-1(h)(4).

All determinations of whether a Separation from Service has occurred will be made in a manner consistent with Code Section 409A and the final regulations thereunder.

For purposes of this section, unless otherwise set out herein, Related Employer means the Employer and each other corporation or other organization that is deemed to be a single employer with an Employer under Section 414(b) or (c) of the Code (i.e., as part of a controlled group of corporations that includes an Employer or under common control with an Employer).

2.           Effective January 1, 2011, the last sentence of Sections 3.01, Normal Retirement Benefit, 3.02, Late Retirement Benefit, 3.03, Early Retirement Benefit, and 3.04 Deferred Vested Benefit, are each amended in its entirety as follows:

The calculation of the vested Accrued Benefit the Participant would have been entitled to receive under the Retirement Plan is in accordance with the terms of the Retirement Plan; provided, however, for purposes of the calculation, a Participant’s Compensation includes, in the Plan Year in which such salary deferrals are made, Participant salary deferrals into the Brown-Forman Corporation Nonqualified Savings Plan.

3.           Effective January 1, 2011, Article III, Retirement Benefits, is amended by adding Section 3.08(g) as follows:

(g)           DeMinimis Amounts.   Notwithstanding the foregoing, the payment of a retirement benefit otherwise to be made to a Participant under this Article III may be accelerated and paid in a lump sum if (i) the actuarially equivalent amount of the  retirement benefit otherwise payable under this Article is less than $5,000; and (ii) at the time the payment is made, the amount constitutes the Participant’s entire interest under the Plan and all other plans that are aggregated with the Plan under Reg. Sec. 1.409A-1(c)(2).

In all other respects, the Brown-Forman Corporation Amended and Restated Supplemental Executive Retirement Plan as initially adopted and subsequently amended shall remain in full force and effect.

IN WITNESS WHEREOF, the Employer has caused this Second Amendment to the Brown-Forman Corporation Amended and Restated Supplemental Executive Retirement Plan to be executed by its duly authorized officer this 29th day of December, 2010, effective as set forth herein.

BROWN-FORMAN CORPORATION

By:	/s/ Cheryl Beckman
Cheryl Beckman
Officer